EXHIBIT 10-P

[Napco Security Technologies Letterhead]

April 6, 2020

Stephen Spinelli

Dear Stephen,

We are pleased to offer you the position of Senior Vice President of Sales with NAPCO Security Technologies, Inc. This position reports directly to Kevin Buchel, Senior Vice President and CFO. Your start date is tentatively scheduled for Monday April 13th, 2020 or shortly thereafter.

Your compensation package will include an official base salary of $250,000 per annum.

It also includes the following:

●	A bonus plan of up to $50,000 annually with the specifics to be provided in the near future.
●	You will receive 30,000 stock options subject to Board and Compensation committee approval.
●	NAPCO agrees to provide you with three weeks of vacation annually.
●	NAPCO agrees to provide assistance for your COBRA coverage at 50% of your monthly payment for the next three months until your medical coverage becomes active.

Total Projected Compensation= $300,000 + stock options

As a full-time NAPCO employee you are also qualified for all other benefits as outlined in the employee handbook including; 401(k), paid vacation, personal time off, paid holidays, long term disability insurance, tuition reimbursement, medical insurance, dental insurance, and life insurance. Coverage for medical and dental insurance is available 90 days from your start date. This offer is contingent upon the return of the signed confidentiality agreement, favorable completion of your background check, as well as confirmation that you are not subject to any contract, agreement, or understanding that would restrict you in any way from working for NAPCO Security Technologies, Inc. in the designated role of Senior Vice President of Sales.

Please sign this document below to indicate your acceptance of this offer and email it back to me at xxxxxxx@napcosecurity.com.

Stephen, we look forward to working with you as a member of the NAPCO team. If you have any questions, please feel free to call me at (631) 842-9400 Ext. xxx.

Sincerely,

/s/ LOU MOLLICA	/s/ STEPHEN SPINELLI	April 6, 2020
Lou R Mollica	Stephen Spinelli	Date
Talent Acquisition Manager
NAPCO Security Technologies, Inc.

E-24